AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

This Amendment No. 3 (the “Amendment”), made and entered into as of November 12, 2024, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and American Century Investment Management, Inc., a Delaware corporation (“Subadviser”), dated April 8, 2010, and amended September 20, 2017, and December 16, 2020 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto.

WHEREAS, the effective date of this Amendment is December 1, 2024.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		American Century Investment Management, Inc.

By:	/s/ David A. Weiss	By:	/s/ Margie Morrison
	Signature		Signature

Name:	David Weiss	Name:	Margie Morrison
	Printed		Printed

Title:	Global Head of Multi-Manager Solutions and Assistant Secretary	Title:	Senior Vice President

AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]